UNITED STATES

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Washington, D.C. 20549

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Choice Hotels International, Inc.

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CHOICE HOTELS INTERNATIONAL
2008 ANNUAL REVIEW

QUALITY INN
SLEEP INN
Clarion Hotel
Comfort INN
Suburban
RODEWAY INN
THE GEM
COMFORT SUITES
MainStay Suites
CAMBRIA SUITES

CHOICE HOTELS INTERNATIONAL

Choice Hotels International (NYSE: CHH) is one of the largest and most successful lodging companies in the world. Choice currently franchises more than 5,800 hotels, representing more than 470,000 rooms open and operating in the United States and more than 30 countries and territories.

Choice’s business began as a marketing cooperative formed by a group of Florida motor court owners in 1941. Operating under the name Quality Courts United – the nation’s first hotel chain – the owners sought to refer business to each other’s hotels, as well as establish quality and service standards for their properties, in order to better meet the needs and expectations of their guests.

Over the years, more hotels joined the Quality Courts system, which had become an influential force in the lodging industry and had established a reputation for providing quality, affordable lodging in convenient and popular locations. The company established a rich history of innovation, as it was the first in the industry to require wall-to-wall carpeting; guarantee reservations; offer 24-hour desk service, in-room telephones and 24-hour-a-day, toll-free reservations; segment brands; develop a global marketing and reservations system; and offer non-smoking rooms in every hotel.

In 1990, in order to better reflect its growing number of brands and its presence in other countries, the company changed its name to Choice Hotels International, and in 1996, Choice became a public company trading on the New York Stock Exchange under the symbol CHH. Choice is committed to serving the traveling public by offering accommodations at an affordable price and delivering an outstanding return on investment for its hotel owners and shareholders.

The company’s mission is to deliver a franchise system of strong brands, exceptional services, vast consumer reach, and size, scale and distribution that delivers and satisfies guests and improves profits for our hotel owners.

Choice’s brands, which include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn, are among the world’s most recognized. In addition, via its Ascend Collection membership program, travelers in the United States and the Caribbean have upscale lodging options at historic, boutique and unique hotels.

Ranging from limited-service to full-service hotels in the economy, mid-scale and upscale segments, Choice-branded properties provide business and leisure travelers with a range of high-quality, high-value lodging options throughout the world.

2	¿	CHOICE HOTELS INTERNATIONAL

FINANCIAL **HIGHLIGHTS**

COMPANY RESULTS	2008	2007	2006	2005	2004
total revenues (millions)	$ 641.7	$ 615.5	$ 539.9	$ 472.1	$ 423.4
net income (millions)	$ 100.2	$ 111.3	$ 112.8	$ 87.6	$ 74.3
diluted eps	$ 1.60	$ 1.70	$ 1.68	$ 1.32	$ 1.08
cash dividends declared per share	$ 0.71	$ 0.64	$ 0.56	$ 0. 485	$ 0.425

DOMESTIC FRANCHISE SYSTEM					
hotels open and operating	4,716	4,445	4,211	4,048	3,834
hotels under development*	987	1,004	860	603	460
rooms open and operating	373,884	354,139	339,441	329,353	309,586

TOTAL FRANCHISE SYSTEM (domestic and international)					
hotels open and operating	5,827	5,570	5,376	5,210	4,977
hotels under development*	1,108	1,093	930	687	569
rooms open and operating	472,526	452,027	437,385	427,056	403,806

$423.4
$472.1
$539.9
$615.5
$641.7
04
05
06
07
08

revenues
(millions)

$74.3
$87.6
$112.8
$111.3
$100.2
04
05
06
07
08

net income
(millions)

$1.08
$1.32
$1.68
$1.70
$1.60
04
05
06
07
08

diluted earnings
per share

4,977
5,210
5,376
5,570
5,827
04
05
06
07
08

hotels open
worldwide

569
687
930
1,093
1,108
04
05
06
07
08

hotels under
development
worldwide*

* Represents hotels under construction, awaiting conversion or approved for development.

2008 ANNUAL REVIEW 3

It is my pleasure, in my first shareholder’s letter as your chief executive officer, to update you on our company’s strong 2008 performance. I am, however, even more excited to highlight our company’s long-term growth strategies for 2009 and the years to come. I am extremely confident that we are positioned for continued successes on account of our 10 strong brands and our Ascend Collection membership program, domestic and international growth opportunities, and expansion of our Choice Privileges rewards program. We have an enviable business model and financial strength, which has over time enabled to us deliver unmatched shareholder value in the hotel industry.

The last six months of 2008 were very challenging for the hotel industry and the economy at large, with the country in the midst of what may be the longest and deepest recession since World War II. Record-low consumer confidence, declining personal consumption, rising unemployment, historic levels of home foreclosures, and the fire sale or collapse of several Wall Street firms all combined to adversely impact our economy. Declining economic growth and the fundamental breakdown of the credit markets have also contributed to a serious downturn in the hotel industry.

Consequently, during 2008, our domestic system saw occupancy declines of 260 basis points. However, Choice owners were able to partially offset these declines by posting average daily rate gains of 2.8 percent. For the year, Choice’s domestic RevPAR declined 1.8 percent.

Fortunately, our resilient business model enabled us to offset a confluence of negative factors, as the company demonstrated strong domestic unit and room growth. In fact, 2008 represented the company’s strongest domestic unit growth (6.1 percent) and room growth (5.6 percent) year since becoming a pure-play franchisor in 1997. On the revenue side, total revenues increased 4 percent to $641.7 million and franchising revenues (total revenues excluding marketing and reservation revenues and hotel operations) were up 2 percent to $300.3 million.

We had an outstanding year in franchise development, executing 698 new domestic hotel franchise contracts in spite of the very difficult environment. Choice has a family of brands that meet all stages of a hotel’s lifecycle, franchising both new construction and conversion brands suitable for a wide range of hotel development needs.

As a result of our continued strength in franchise development, we enter 2009 with a domestic pipeline of 987 hotels representing nearly 79,000 rooms under construction, awaiting conversion, or approved for development as of December 31, 2008. The Choice system now stands at over 5,800 hotels open, representing over 472,000 rooms.

4	¿	CHOICE HOTELS INTERNATIONAL

2009 is forecast to be an even more challenging year for the hotel industry, with forecasts for higher supply growth coupled with significant demand decreases. Industry-wide RevPAR is anticipated to decline sharply across all segments. Choice’s business model and portfolio of hotel brands position the company to perform favorably relative to competitors, given that the leisure segment has traditionally been more resilient than the business travel segment. Additionally, the value-orientation of our brands tends to help Choice-brand properties capture business from travelers trading down amid the economic slowdown. While we are well-positioned in this environment, negative economic factors are expected to cause a softening of the company’s 2009 financial performance.

To continue to grow our business and market share in this challenging environment, our strategic focus in 2009 will be on increasing hotel supply in our core brands, capturing share and improving central reservations delivery, continuing to invest in longer-term growth opportunities, maintaining or growing our operating margins, and allocating capital judiciously to sustain our business and increase shareholders returns. Our execution in these areas – and a continued focus on franchisee profitability and satisfaction – will fuel continued system growth and enable us to maintain our track record of generating strong financial results and shareholder returns.

STRATEGICALLY GROW OUR ESTABLISHED BRANDS

During 2009, we will continue to focus on growing our seven already established brands — Comfort Inn, Comfort Suites, Sleep Inn, Quality Inn, Clarion, Econo Lodge and Rodeway Inn. We are putting in place competitive positioning strategies that capitalize on each brand’s unique value propositions for both developers and guests while leveraging and protecting the strength of the overall portfolio.

Our stable of diversified, value-oriented brands and our Ascend Collection membership program are well-known by both consumers and hotel developers. In fact, over the past five years, according to Smith Travel Research statistics, we have been the leading domestic gainer of market share among major hotel companies, with Choice-brand hotels representing 9.4 percent of all branded hotels at year-end 2008, up 180 basis points from 7.6 percent at the end of 2003, which firmly positions Choice Hotels as the second-largest hotelier in the United States in terms of hotels open.

INVEST IN FUTURE GROWTH OPPORTUNITIES

Our stable and profitable core business enables us to continue to invest in growth opportunities in new segments and international markets.

We remain confident in the long-term growth prospects for our upscale Cambria Suites brand. We finished 2008 with 12 open properties and 61 more in our worldwide pipeline. The brand continues to receive extraordinarily high guest satisfaction ratings.

Our ongoing investments in efforts to increase the distribution of our extended stay brands, MainStay Suites and Suburban Extended Stay Hotel, resulted in 13 percent growth of domestic units online in 2008. Our focus this year will be to uphold the extended stay value proposition, improve brand performance, and identify ways to operate these brands more efficiently.

We continue to evaluate acquisition opportunities in segments in which Choice does not have a presence. In coming years, we will focus our new growth efforts on opportunistically supplementing our existing portfolio, either via new brand creation or acquisition, such as adding an upscale, full-service brand and an upscale, extended stay brand. Adding brands in these segments will help us capture a larger share of business travelers and strengthen the appeal of our existing brands and our Choice Privileges rewards program.

2008 ANNUAL REVIEW	¿	5

Internationally, Choice’s operations remain profitable and our revenues are growing. The company views international expansion as a strong driver of our future growth. In 2009, we will focus on improving our international reservations delivery in order to better meet the needs of our more than 1,100 international hotels. We also anticipate developing a long-term international strategy focused on achieving scale in key emerging markets where there is tremendous need for mid-market lodging alternatives such as those provided by our core brands.

DRIVE RESERVATIONS

DELIVERY

In an economically challenging environment, hotel owners seek to benefit from access to a robust distribution platform. Choice will continue to improve its value proposition for existing and potential franchisees.

Choice is continuing to invest aggressively in marketing, eCommerce and reservations efforts that will encourage occupancy and capture trade downs to our value-oriented brands. Once guests elect to stay at our hotels, it is imperative we increase the likelihood they will return. The Choice Privileges rewards program will be a key driver in this effort, and our goal is to increase membership from 7.5 million members to 9.25 million members in 2009. To enable us to achieve this growth target, we have launched several innovative enrollment initiatives, and will also introduce the program in Central America, South America and Australasia.

We continue to drive more reservations through our central channels, which deliver a significant rate premium over hotel-direct reservations. Choice will continue to drive more guests to choicehotels.com by accelerating investment in both paid and organic Internet search efforts. We also will launch a full redesign of choicehotels.com that will improve the guest experience and retention and provide enhanced brand positioning online.

In the current industry environment, we recognize the importance of helping owners maintain rate integrity. We will implement a property-level rate management tool that promotes a best-available rate structure which will allow properties to select from a set of predefined selling strategies based on demand and market conditions, helping franchisees optimize both rate and occupancy.

ACHIEVE OPERATIONAL

EXCELLENCE

The economic slowdown will require the company to ensure it is achieving operating efficiencies and leveraging the scale advantages inherent in the core business. To that end, we have identified ways to limit the growth of selling, general and administrative costs; assess infrastructure needs to achieve desired operating efficiencies; address information technology requirements; and continue to build a talented, engaged, and diverse workforce. The company is also committed to elevating its profile in the overall industry and in the communities in which it operates.

MAXIMIZE FINANCIAL AND

SHAREHOLDER RETURNS

We remain committed over the long term to utilizing the strong, predictable cash flows that our business generates to return excess capital to our shareholders, primarily through dividends and share repurchases. Through a disciplined approach to capital allocation, we have returned to shareholders over 99 percent of the more than $1 billion in cumulative free cash flows (operating cash flows less investing cash flows) that the company has generated since its first full year of franchising operations in 1998.

In 2008, the Board of Directors elected to raise the annual dividend 8 percent to $0.185 cents per share per quarter. For the year ended December 31, 2008, the company paid $43.1 million of cash dividends to shareholders.

For the year ended December 31, 2008, the company purchased approximately 2.2 million shares of its common stock at an average price of $24.56 for a total cost of $54.7 million. Subsequent to December 31, 2008 and through February 28, 2009, Choice repurchased an additional 0.7 million shares at a total cost of $18.0 million. Since

6	¿	CHOICE HOTELS INTERNATIONAL

the company announced its stock repurchase program on June 25, 1998, it has repurchased 41.5 million shares of its common stock for a total cost of $968.6 million through February 28, 2009. Considering the effect of a two-for-one stock split in October 2005, the company has repurchased 74.5 million shares under the share repurchase program at an average price of $13.01 per share. As of February 28, 2009, the company had authorization to purchase up to an additional 5.3 million shares under its share repurchase program.

CONCLUDING THOUGHTS

As I finish my first nine months as Choice’s chief executive officer, I would like to thank our Board of Directors, management team and all Choice associates for welcoming me into the organization. I would also like to acknowledge the significant contributions of my predecessor, Chuck Ledsinger, under whose leadership our company achieved tremendous successes. He has left me with a great organization to lead.

2009 will be a very challenging year for our industry and the economy. We are working closely with our franchisees to allocate and manage all available resources to maximize guest delivery and property-level success and profitability. We are committed to achieving our vision of providing owners the highest return on investment of any hotel franchising company.

We also remain extremely cautious about how we are managing our resources given the current environment.

While we are steadfastly committed to our strategic agenda, given the economic uncertainty, we are committed to carefully managing our expenditures.

Even as the current environment remains challenging, Choice’s business model is ideally positioned for success in this climate. Our highly attractive fee-for-service business model generates significant cash flows, requires little capital to grow and has enabled us to return value to shareholders over an extended period of time and in a variety of industry and economic climates.

Our 10 well-known, segmented brands and our Ascend Collection membership program, exceptional services, enviable business model, strong central reservations system, collaborative relationships with our franchisees, and growing Choice Privileges rewards program have us uniquely positioned for long-term, profitable growth in a variety of segments and geographies.

Thank you for welcoming me into the Choice Hotels International family. I thank you for the investment that you have made in Choice as a shareholder. I look forward to a rewarding 2009.

Sincerely,

Stephen P. Joyce

President and Chief Executive Officer

March 31, 2009

2008 ANNUAL REVIEW	¿	7

JANUARY    Choice announces three spring promotional campaigns for members of its Choice Privileges rewards program that offer triple points for qualifying stays at Choice-brand hotels.

Completing a transaction announced in December 2007, Choice acquires the franchising operations in the United Kingdom from Real Hotel Group PLC.

FEBRUARY    Choice enters into an alliance with Outrigger Enterprises Group through which six Outrigger-managed properties and/or affiliated properties in Hawaii, representing over 3,000 rooms, affiliate with Choice, adding earning and redemption opportunities for the company’s Choice Privileges rewards program.

Choice Hotels International and leading Hispanic entrepreneur John Lopez announce the execution of a development agreement under which Lopez’s Sueños Hospitality will develop Cambria Suites hotels. First project in Oklahoma City, Oklahoma is slated to open in 2009.

Choice reports full-year earnings for 2007, with diluted earnings per share of $1.70, domestic unit growth of 5.6 percent and new domestic hotel franchise contracts up 7 percent to a record 770.

The company’s board of directors elects Scott A. Renschler, Psy.D. as a director.

For the third consecutive year, Choice is named to Training 125, Training magazine’s annual ranking of companies with associate-focused workforce training and development.

MARCH    Choice announces a management succession plan under which Stephen P. Joyce is named president and chief operating officer effective May 1, 2008. As part of this plan, Bruce Haase is promoted to executive vice president, global brand operations.

The company makes two additional senior leadership additions, naming Chris Malone chief marketing officer and Sandy Michel senior vice president, general counsel and secretary.

Choice launches new general manager training program – Hospitality Operations Success Training (HOST) – focusing on Choice-centric training.

Lodging Hospitality Magazine honors Choice with two Chain Leadership Awards, making it the only company to win two awards in the publication’s annual awards issue.

APRIL    First quarter earnings are reported, with diluted earnings per share up 25 percent and total revenues up 12 percent over the prior year’s first quarter.

The company announced the launch of a mobile Web-enabled Choice

8	¿	CHOICE HOTELS INTERNATIONAL

Hotels Web site, which enables travelers to access choicehotels.com on any Web-enabled mobile device such as cell phones and PDAs.

The company’s Board of Directors appoints incoming president and chief operating officer Stephen P. Joyce as a director.

MAY    Choice Privileges is expanded to 10 countries in Europe, with members now able to earn and redeem points at over 270 Choice brand properties in Belgium, the Czech Republic, France, Germany, Ireland, Italy, Portugal, Spain, Switzerland, and the United Kingdom. By year-end, the program will have over 7.5 million members worldwide.

Choice’s 54th Annual Convention is held in Las Vegas, Nevada. The keynote speaker is acclaimed author and spirituality expert Dr. Deepak Chopra.

With gas prices approaching record levels in advance of the summer travel season, the company launches its summer promotion, offering guests the opportunity to earn free $50 gas cards to stretch their travel dollars a bit further.

JUNE    The company announces it has accelerated its previously announced management succession plan. Stephen P. Joyce assumes the chief executive officer role effective June 26, 2008, while Charles A. Ledsinger, Jr. remains non-executive vice chairman of the company’s Board of Directors.

JULY    For the second quarter, the company reports total revenue growth of 7 percent and domestic unit growth of 6.2 percent over the prior year.

Choice enters into an area representative agreement with Ireland-based Kasterlee Limited for the exclusive right to license and develop Choice’s Clarion brand in the United Kingdom, Germany and Russia.

SEPTEMBER    For its fall promotion, the company offers members of its Choice Privileges program the opportunity to earn up to $250 in free gas cards. Choice Privileges members that stay at Cambria Suites brand hotels can receive triple airline rewards and Amtrak Guest Rewards. Triple Choice Privileges points are provided for guests of economy and extended stay brand hotels, starting with their second qualifying stay.

The company announces a 9 percent increase in its quarterly dividend for shareholders, going from $0.17 to $0.185 per share. This marks the fifth consecutive year the company has increased its dividend.

In conjunction with its franchise owners associations, Choice celebrates the inaugural year of its Awards for Property Excellence (APEX) program, which honored over 100 individual hotel owners and staff members from across the country for their outstanding performance in a number of different categories.

2008 ANNUAL REVIEW	¿	9

OCTOBER    Third quarter earnings are reported, with total revenues increasing 9 percent over the prior year’s third quarter.

The company officially launches its upscale Ascend Collection membership program, initially announced in May 2008. The program offers guests authentic, local experiences at a network of historic, boutique and unique hotels in the United States and the Caribbean.

Choice announces new Armed Services component of its Choice Privileges rewards program. Effective immediately, active duty or reserve military members, retired military, National Guard, and U.S. Coast Guard, as well as eligible spouses and dependents, can join the Choice Privileges rewards program at the Elite Gold level, a level that normally requires 10 hotel nights per year.

NOVEMBER    Choice is named for the second consecutive year as one of the top 50 franchises for minorities by National Minority Franchising Initiative (NMFI).

DECEMBER    The company adds two new program partners – Avis Rent A Car and Budget Rent A Car – to its Choice Privileges rewards program.

Choice opens its 10th Cambria Suites hotel at Raleigh-Durham International Airport in North Carolina and finishes the year with 12 open Cambria Suites hotels. In addition to the Raleigh-Durham property, hotels are located in Boise, Idaho; Green Bay, Wisconsin, Appleton, Wisconsin, Bloomington, Minnesota; Savannah, Georgia; San Antonio, Texas; Uniontown, Ohio (Akron-Canton Airport); Plainfield, Indiana (Indianapolis Airport); Fort Collins, Colorado; Pueblo, Colorado; and Baton Rouge, Louisiana.

The company’s board of directors authorizes an increase under its existing stock repurchase program allowing acquisition of up to an additional 5 million shares of its outstanding common stock.

10	¿	CHOICE HOTELS INTERNATIONAL

CORPORATE & INVESTOR INFORMATION

BOARD OF DIRECTORS

Stewart Bainum, Jr.

Chairman of the Board

Choice Hotels International

Director | Sunburst Hospitality Corporation,

Realty Investment Company, Inc.

Charles A. Ledsinger, Jr.

Vice Chairman

Choice Hotels International

Director | Darden Restaurants, Inc.,

FelCor Lodging Trust, Inc.

Fiona Dias

Executive Vice President,

Partner Strategy & Marketing

GSI Commerce, Inc.

William L. Jews

Former President and

Chief Executive Officer

CareFirst, Inc.

Director | The Ryland Group, Inc.,

Fortress International Group, Inc.,

Camden Learning Corporation

Stephen P. Joyce

President and Chief Executive Officer

Choice Hotels International

Scott A. Renschler, Psy.D.

Clinical Psychologist

Director | Commonweal Foundation,

Mental Wellness Foundation

John T. Schwieters

Vice Chairman

Perseus LLC

Director | Danaher Corporation,

Smithfield Foods, Inc.

Ervin R. Shames

Independent Management Consultant

Lecturer | University of Virginia Darden,

Graduate School of Business

Director | OnLine Resources Corporation,

Select Comfort Corporation

Gordon A. Smith

Chief Executive Officer

Chase Card Services

JP Morgan Chase

David C. Sullivan

Chairman

Advisory Board for the Kemmons,

Wilson School of Hospitality and

Resort Management at the University

of Memphis

CORPORATE OFFICERS

Stewart Bainum, Jr.

Chairman

Stephen P. Joyce

President and Chief Executive Officer

Bruce N. Haase

Executive Vice President,

Global Brand Operations

William Carlson

Senior Vice President, Marketing

Mary Beth Knight

Senior Vice President, eCommerce

Chris Malone

Senior Vice President

and Chief Marketing Officer

Sandra K. Michel

Senior Vice President,

General Counsel and Secretary

Thomas Mirgon

Senior Vice President,

Human Resources and Administration

Patrick Pacious

Senior Vice President, Business Strategy and Corporate Development

David A. Pepper

Senior Vice President, Franchise Development and Emerging Brands

David L. White

Senior Vice President,

Chief Financial Officer and Treasurer

Scott E. Oaksmith

Controller

Bret L. Limage

Assistant General Counsel and Assistant Secretary

Ron Parisotto

Assistant General Counsel and Assistant Secretary

CORPORATE HEADQUARTERS

Choice Hotels International

10750 Columbia Pike

Silver Spring, Maryland 20901

301.592.5000

www.choicehotels.com

STOCK EXCHANGE LISTING

Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

TRANSFER AGENT & REGISTRAR

Computershare Investor Services

250 Royall Street, Mail Stop 1A

Canton, Massachusetts 02021

800.568.3476

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

McLean, Virginia

CERTIFICATIONS    Choice Hotels International has included as Exhibits 31 and 32 to its Annual Report on Form 10-K for fiscal year 2008 filed with the Securities and Exchange Commission certificates of the company’s Chief Executive Officer and Chief Financial Officer certifying the quality of the company’s public disclosure. The company’s Chief Executive Officer has also submitted to the New York Stock Exchange (NYSE) a certificate certifying that he is not aware of any violations by Choice Hotels International of the NYSE corporate governance listing standards.

FORM 10-K    Shareholders may receive without charge a copy of the Form 10-K and other publications filed with the Securities and Exchange Commission by written request to the Corporate Secretary at the corporate headquarters. The Form 10-K is also available at www.choicehotels.com. Click on “Investor Info” and then “SEC Filings.”

In addition, copies of the company’s public filings, as well as its corporate governance guidelines, corporate ethics policy and board of directors committee charters, are available on choicehotels.com under “Investor Info.”

ANNUAL MEETING    Choice Hotels International will hold its Annual Meeting of Stockholders on Monday, May 4 at 9:00 a.m. in Silver Spring, Maryland:

Choice Hotels International

The Learning Center

Chesapeake Room

10720 Columbia Pike

Silver Spring, Maryland 20901

INQUIRIES

General Information

301.592.5000

www.choicehotels.com

INVESTOR INQUIRIES

301.592.5026

investor_relations@choicehotels.com

MEDIA INQUIRIES

301.592.5032

news@choicehotels.com

Choice Hotels International, headquartered in Silver Spring, Maryland, is one of the world’s largest hotel companies with more than 5,800 hotels, representing more than 470,000 rooms. Ranging from limited-service to full-service hotels in the economy, mid-scale, upscale and extended stay segments, Choice-brand properties provide business and leisure travelers with a range of high-quality, high-value lodging options. The company’s 10 brands include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn.

FRANCHISE SALES 800.547.0007 franchise_sales@choicehotels.com

CHOICE HOTELS INTERNATIONAL®

Comfort Inn® Comfort Suites® Quality® Sleep Inn® Clarion® Cambria Suites® MainStay Suites® Suburban™ Econo Lodge® Rodeway Inn® | Ascend Collection™